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JDA Software Group, Inc. Logo
14400 North 87th Street
Scottsdale, Arizona 85260

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 25, 2000

To Our Stockholders:

      The 2000 Annual Meeting of Stockholders of JDA Software Group, Inc. will be held on Thursday, May 25, 2000, at 10:00 a.m., Scottsdale, Arizona time, at the JDA Software Group, Inc. World Headquarters, 14400 North 87th Street, Scottsdale, Arizona 85260, for the following purposes:

1.	To elect two Class I directors to serve a three-year term on our Board of Directors.

2.	To approve an amendment to our 1996 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance thereunder from 4,500,000 to 8,500,000.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent public accountants for the year ending December 31, 2000.

      4.  To transact such other business as may properly come before the meeting.

      Stockholders of record at the close of business on April 7, 2000 are entitled to notice of, and to vote at, the 2000 Annual Meeting of Stockholders and any adjournments thereof. A stockholder may only vote at the meeting if the holder is present in person or represented by proxy. A copy of our 1999 Annual Report on Form 10-K, which includes certified financial statements, is enclosed. Management cordially invites you to attend the 2000 Annual Meeting of Stockholders.

By Order of the Board of Directors,

/s/ Kristen L. Magnuson
Kristen L. Magnuson
Secretary

Scottsdale, Arizona

April 19, 2000

IMPORTANT: STOCKHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND

MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR
MAILING IN THE UNITED STATES.

JDA SOFTWARE GROUP, INC.
14400 North 87th Street
Scottsdale, Arizona 85260

Proxy Statement

for
Annual Meeting of Stockholders
To Be Held on May 25, 2000

Solicitation and Voting of Proxies

      The accompanying proxy is solicited by the Board of Directors (the “Board or Directors” or the “Board”) of JDA Software Group, Inc., a Delaware corporation, for use at the 2000 Annual Meeting of Stockholders to be held on Thursday, May 25, 2000, at 10:00 a.m., Scottsdale, Arizona time (the “Annual Meeting”), or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the Annual Report to Stockholders for the year ended December 31, 1999, were first mailed on or about April 19, 2000, to stockholders of record at the close of business on April 7, 2000 (the “Record Date”). We had 24,206,692 shares of common stock outstanding, par value $.01 per share (“Common Stock”), as of the close of business on the Record Date. Only stockholders of record on the Record Date will be entitled to vote at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. The holders of a majority of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes are counted in determining whether there is a quorum.

      Each stockholder is entitled to one (1) vote per share on the proposals presented in this Proxy Statement, as well as on all other matters that may be properly considered at the Annual Meeting. All valid proxies received prior to the Annual Meeting will be voted in accordance with the specifications or directions indicated on the proxy. A stockholder giving the enclosed proxy has the power to revoke it at any time prior to the time it is voted, by either (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to our Corporate Secretary at 14400 North 87th Street, Scottsdale, Arizona 85260. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but will not be counted for any purpose in determining whether a matter has been approved.

      We may retain an outside firm to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. We will bear the cost of soliciting proxies which is not expected to exceed $7,500. We will request banks, brokers and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons, and will reimburse them for their reasonable, out-of-pocket costs. In addition to soliciting stockholders by mail, proxies may be solicited by our officers and directors by personal interview, telephone, or facsimile without additional compensation.

PROPOSAL 1

ELECTION OF DIRECTORS

      We have a classified Board of Directors consisting of two Class I Directors, (J. Michael Gullard and William C. Keiper), two Class II Directors (Stephen A McConnell and Jock Patton), and two Class III Directors (James D. Armstrong and Frederick M. Pakis), who will serve until the annual meetings of stockholders to be held in 2000, 2001 and 2002, respectively, and until their respective successors are duly elected and qualified. Each Class of Directors is elected for a term of three years to succeed those Directors whose terms expire on the annual meeting dates. The number of Directors comprising the Board of Directors is currently set at six (6).

      The term of the Class I Directors will expire on the date of the 2000 Annual Meeting of Stockholders. Two individuals are to be elected to serve as Class I Directors of the Board of Directors at that meeting. Our nominees for election by the stockholders to these positions are J. Michael Gullard and William C. Keiper. If elected, the nominees will serve as Directors until our annual meeting of stockholders in 2003, and until their successors are elected and qualified. If either of the nominees decline to serve or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee(s) by the Board of Directors.

      If a quorum is present and voting, the nominees for Class I Directors receiving the highest number of votes will be elected. Abstentions and broker non-votes will not affect the election of the candidates receiving the highest number of votes.

Information Concerning Directors and Nominee

      The names, ages, terms, positions, offices held, and business experience of our current directors is set forth below:

				Term
Name	Age	Title	Class	Expires

James D. Armstrong	49	Co-Chairman and Chief Executive Officer	III	2002

Frederick M. Pakis	46	Co-Chairman	III	2002

J. Michael Gullard(1)	55	Director	I	2000

William C. Keiper(1)	49	Director	I	2000

Stephen A. McConnell(1)(2)	47	Director	II	2001

Jock Patton(1)(2)	54	Director	II	2001

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

      James D. Armstrong has been a Director since co-founding our Company in 1985 and currently serves as Co-Chairman of the Board with Mr. Pakis. Mr. Armstrong has served as our Chief Executive Officer from July 1999 to present, as Co-Chief Executive Officer with Mr. Pakis from January 1999 to July 1999, and as Chief Executive Officer from 1985 to October 1997. Mr. Armstrong founded JDA Software Services, Ltd., a Canadian software development company, in 1978 and served as its President until 1987. Mr. Armstrong currently serves on the Board of Directors of InfoImage, Inc., a privately-held software and services provider based in Phoenix, Arizona. Mr. Armstrong attended Ryerson Polytechnic Institute in Toronto, Ontario.

      Frederick M. Pakis has been a Director since co-founding our Company in 1985 and currently serves as Co-Chairman of the Board with Mr. Armstrong. Mr. Pakis served as Co-Chief Executive Officer with Mr. Armstrong from January 1999 to July 1999, and as President from 1985 to October 1997. Mr. Pakis previously served as a Retail Consulting Manager with Touche Ross & Co. from 1981 to 1985, and as Director of Corporate Planning for the Sherwin Williams Company, a home improvement specialty store company from 1976 to 1981. Mr. Pakis has served on the Board of Directors of Advanced Food Systems, Inc., a privately-held food manufacturing and distribution company since October 1997. Mr. Pakis attended the

United States Military Academy at West Point, received a Bachelor of Science degree in Operations Research from Case Western Reserve University, and a Master of Business Administration degree from the London School of Business, where he studied as a Sloan Fellow.

      J. Michael Gullard has been a Director since January 1999. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital firm specializing in software and data communications companies since 1984. Mr. Gullard has also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a publicly-held corporation headquartered in England with extensive operations in the United States, that specializes in software application development tools since 1996, and as Chairman of NetSolve, Incorporated, a publicly-held corporation which provides network management and security services for wide-area networks on an out-sourced basis since 1992. Mr. Gullard currently serves as a Director of two private companies and has formerly served as a Director of eight high tech companies. Mr. Gullard attended Stanford University where he received a Bachelor of Arts degree in Economics and a Masters degree from the Graduate School of Business.

      William C. Keiper has been a Director since April 1998. Mr. Keiper has served as a Director and President of the Services and Publishing Group of Martin Wolf Associates, Incorporated, a mergers and acquisitions firm serving middle market IT services, consulting and e-commerce companies since August 1999, and is a principal in its related company Lillian Capital, a NASD securities firm. From 1997 to 1998, Mr. Keiper previously served as Managing Director of Software Equity Group, L.L.C., a software and Internet technology mergers, acquisitions and strategic consulting firm based in Phoenix, Arizona. Mr. Keiper was an officer and member of the Board of Directors of Artisoft, Inc., a publicly-held software company that develops and markets computer telephony and communications software from 1993 to 1997, serving as Chief Executive Officer from 1993 to 1997, and as Chairman of the Board from 1995 to 1997. From 1986 to 1993, Mr. Keiper held variety of executive positions with MicroAge, Inc., a publicly held distributor and integrator of information technology products and services, including President and Chief Operating Officer. Mr. Keiper currently serves on the Board of Directors of Hypercom Corporation, a publicly-held company which provides point-of-sale card payment systems. Mr. Keiper has received a Bachelor of Science degree in Business (finance major) from Eastern Illinois University, a J.D. degree in law from Arizona State University and a Masters degree in International Management from the American Graduate School of International Management.

      Stephen A McConnell has been a Director since January 1999. Mr. McConnell formed and has served as President of Solano Ventures, a private capital investments company, since 1991. Mr. McConnell has also served as Chairman of G-L Industries, L.L.C., a Salt Lake City-based manufacturer of wood glu-lam beams used in the construction industry since 1998, and as Chairman of Mallco Lumber and Building Materials, Inc. from 1991 to 1997. Mr. McConnell previously served as a Director, President and Chief Executive Officer of N-W Group, Inc., a publicly-held real estate company, from 1985 to 1991. Mr. McConnell currently serves on the Board of Directors of three other publicly-held companies, including Vodavi Technology, Inc., Capital Title Group, Inc. and Mobile Mini, Inc., and four privately-held companies. Mr. McConnell attended Harvard University where he received a Bachelor of Science degree in Business Administration and a Master of Business Administration degree.

      Jock Patton has been a Director since January 26, 1999. Mr. Patton is a private investor and has served as a Director and President of StockVal, Inc., an SEC registered investment advisor providing securities analysis software and proprietary data to mutual funds, major money managers and brokerage firms worldwide from 1992 to 1997. From 1972 to 1992, Mr. Patton was a Partner and Director in the law firm of Streich Lang where he founded and headed the Corporate/ Securities Practice Group. Mr. Patton currently serves on the Board of Directors of Hypercom Corporation, a publicly-held company which provides point-of-sale card payment systems, and is Trustee of 30 Pilgrim mutual funds with aggregate invested assets of over $8.0 billion. Mr. Patton is also a Director of several privately-held companies, including National Airlines, Inc., a Las Vegas-based start-up airline funded with over $50 million of venture equity. Mr. Patton has previously served on the Board of Directors of other publicly-held companies including Stuart Entertainment, Inc., Unison HealthCare Corporation, Artisoft, Inc., America West Airlines, Inc., Finalco Group, Inc., and Del E. Webb

Corporation. Mr. Patton attended the University of California and received an A.B. degree in Political Science and J.D. degree in law.

  Board of Directors Meetings and Committees

      During the year ended December 31, 1999, the Board of Directors held 9 meetings and took other action from time to time by written consent. Each Director attended more than 80% of all full meetings of the Board of Directors and the committees on which he served. The Company has standing Audit and Compensation Committees but has not established a Nominating Committee.

      The Audit Committee meets quarterly with management and our independent public accountants to review and approve operating results, financial statements and earnings releases. The Audit Committee also performs periodic reviews of our accounting policies and financial controls. The Audit Committee approves the scope of the professional services performed by our independent public accountants, and makes recommendations to the Board of Directors as to the annual appointment of independent public accountants, subject to ratification by the stockholders. During the year ended December 31, 1999, Messrs. Gullard, Keiper, McConnell and Patton served as members of the Audit Committee and held eight meetings.

      The Compensation Committee reviews and approves salary and bonus levels for senior management and stock option grants. During the year ended December 31, 1999, Messrs. McConnell and Patton served as members of the Compensation Committee and held three meetings and took other action from time to time by written consent. Messrs. Gullard and Keiper each participated in one Compensation Committee meeting during 1999. For additional information concerning the Compensation Committee, see “Report of the Compensation Committee on Executive Compensation” and “Compensation Committee Interlocks and Insider Participation.”

Vote Required and Board of Directors’ Recommendation

      The election of the Class I Directors requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not affect the election of the candidates receiving the highest number of votes.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF MR. GULLARD AND MR. KEIPER AS CLASS I DIRECTORS.

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE 1996 STOCK OPTION PLAN

      In January 1996, we adopted the 1996 Stock Option Plan (the “1996 Option Plan”). In March 2000, the Board amended the 1996 Stock Option Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized for issuance under the 1996 Stock Option Plan from 4,500,000 to 8,500,000. The stockholders are now being asked to approve this amendment. The Board adopted this amendment in order to ensure that we can continue to grant stock options at levels determined by the Board. The essential features of the 1996 Stock Option Plan, as amended, are summarized below.

Description of the 1996 Option Plan

      The following summary of the 1996 Option Plan, as amended, is qualified in its entirety by the specific language of the 1996 Option Plan, a copy of which is available to any stockholder upon request.

      General. The 1996 Option Plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and nonstatutory stock options. As of March 31, 2000, options to purchase 308,333 shares of Common Stock granted pursuant to the 1996 Option Plan had been exercised, options to purchase an aggregate of 3,455,182 shares of Common Stock were outstanding, and 736,485 shares of Common Stock remained available for future grants under the 1996 Option Plan.

      Shares Subject to Plan. The Board of Directors has amended the 1996 Option Plan, subject to stockholder approval, to increase the maximum number of authorized shares of Common Stock issuable under the 1996 Option Plan from 4,500,000 to 8,500,000. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 1996 Option Plan, to the Grant Limit and to outstanding options. To the extent any outstanding option under the 1996 Option Plan expires or terminates prior to its exercise, or if we repurchase any shares issued upon exercise of an option, such shares will be returned to the 1996 Option Plan and become available for future grant.

      Administration. The 1996 Option Plan is administered by the Board of Directors or a duly appointed committee of the Board. The 1996 Option Plan is administered in compliance with the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The Board establishes the terms and conditions of each option including, the number of shares covered by each option, the vesting period, exercise price, term and type of consideration to be paid upon exercise of each option, and whether an option is an incentive stock option or a nonstatutory stock option. The 1996 Option Plan permits the Board to authorize appropriate executive officers to grant options to persons who are not officers or directors of the Company within guidelines established from time to time by the Board. The 1996 Option Plan authorizes the Board to amend, modify, extend or renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof. Subject to certain limitations, the 1996 Option Plan provides that we will indemnify any director, officer or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the 1996 Option Plan. The Board will interpret the 1996 Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1996 Option Plan or any option.

      Eligibility. All employees and consultants of any of our present or future parent or subsidiary corporations are eligible to participate in the 1996 Option Plan. In addition, options may be granted to prospective employees and consultants in connection with written offers of employment or engagement. However, any such options may not begin to vest prior to such individual’s commencement of service. Nonemployee directors are not eligible to receive grants under the 1996 Option Plan. As of March 31, 2000, we had approximately 985 employees, including 7 executive officers, and 2 directors who were also employees. Any person eligible under the 1996 Option Plan may be granted a nonstatutory option. However, only employees may be granted incentive stock options. During any fiscal year, no employee may be granted options under the 1996 Option Plan to purchase more than 750,000 shares.

      Terms and Conditions of Options. Each option granted under the 1996 Option Plan is evidenced by a written agreement that specifies the number of shares subject to the option together with all other applicable terms and conditions. The exercise price per share must equal at least the fair market value of our Common Stock on the date of grant of an incentive stock option and at least 85% of the fair market value of a share of the Common Stock on the date of grant of a nonstatutory stock option. The exercise price of any incentive stock option granted to a person who at the time of grant owns more than 10% of all classes of our stock (a “Ten Percent Stockholder”) must be at least 110% of the fair market value of our Common Stock on the date of grant. On March 31, 2000, the closing price of our Common Stock was $16.625, as reported on the Nasdaq Stock Market.

      Generally, the exercise price of an option may be paid in cash, by check, or in cash equivalent, by tender of shares of our Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board or by any combination of these. The Board may restrict the forms of payment permitted in connection with any option grant.

      Options granted under the 1996 Option Plan will become exercisable and vested at such times and subject to such conditions as specified by the Board. Shares subject to options generally vest and become exercisable in installments subject to the optionee’s continued employment or service. The maximum term of incentive stock options granted under the Option Plan is ten years, except that an incentive stock option granted to a Ten Percent Stockholder may not have a term longer than five years. Consistent with the Code, the term of nonstatutory stock options granted under the 1996 Option Plan are not limited.

      Stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.

      Transfer of Control. The 1996 Option Plan provides that in the event of (i) a sale or exchange by the stockholders of more than 50% of our voting stock, (ii) a merger or consolidation to which we are a party, (iii) the sale, exchange or transfer of all or substantially all of our assets, or (iv) a liquidation or dissolution, wherein our stockholders immediately before any such event do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of our voting stock, our successor, or the corporation to which our assets were transferred (a “Transfer of Control”), the Board may arrange with the surviving, continuing, purchasing or successor corporation or parent corporation thereof (the “Acquiring Corporation”) to assume or substitute substantially equivalent new options for the options outstanding under the 1996 Option Plan. In the event that the Acquiring Corporation elects not to assume or replace outstanding options under the 1996 Option Plan, any unexercisable or unvested portion of such options will become fully exercisable and vested prior to the Transfer of Control. To the extent that the options outstanding under the 1996 Option Plan are not assumed, replaced, or exercised prior to such event, they will terminate.

      Termination or Amendment. The 1996 Option Plan currently provides that, unless sooner terminated, no incentive stock options may be granted after January 11, 2006. However, if the stockholders approve the proposed increase in the number of shares issuable under the 1996 Option Plan, such term shall be extended until May 21, 2009. The Board may terminate or amend the 1996 Option Plan at any time, but, without stockholder approval, the Board may not amend the 1996 Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment or termination of the 1996 Option Plan may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option’s status as an incentive stock option or is necessary to comply with any applicable law or regulation.

Summary of Federal Income Tax Consequences of the 1996 Option Plan

      The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1996 Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a mid-term or long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. We should generally be able to deduct any ordinary income recognized by the optionee upon the disqualifying disposition of the shares for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

      The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. We do not have any tax deduction available to us with respect to the grant of a nonstatutory option or the sale of the stock acquired pursuant to such grant. We should generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

Vote Required and Board of Directors’ Recommendation

      The adoption of Proposal 2 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting. Votes for and against, abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes are not counted for any purpose in determining whether the proposal has been approved.

      THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE 1996 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES ISSUABLE UNDER THE 1996 OPTION PLAN FROM 4,500,000 to 8,500,000.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our Common Stock as of March 31, 2000 by (i) each of our directors and executive officers, (ii) all other persons that we know beneficially own more than 5% of our outstanding Common Stock, and (iii) all of our directors and executive officers as a group.

	Shares
	Beneficially	Percentage
Name and Address of Beneficial Owner	Owned(1)	of Class

James D. Armstrong(2)	2,018,651	8.2%

Frederick M. Pakis(3)	866,556	3.6%

J. Michael Gullard(4)	13,333	*

William C. Keiper(5)	22,311	*

Stephen A McConnell(6)	17,333	*

Jock Patton(7)	5,563	*

Hamish N. Brewer(8)	65,530	*

Peter J. Charness(9)	23,568	*

Scott D. Hines(10)	34,379	*

Kristen L. Magnuson(11)	116,843	*

Gregory L. Morrison(12)	55,820	*

David J. Tidmarsh(13)	25,837	*

All directors and executives officers as a group (12 persons)(14)	3,265,724	13.1%

Wanger Asset Management, L.P.(15)	1,795,000	7.4%

FMR Corporation(16)	1,427,900	5.9%

J. & W. Seligman & Co. Incorporated(17)	1,363,700	5.6%

Perkins, Wolf, McDonnell & Company(18)	1,327,200	5.5%

*	Represents less than 1% of the outstanding Common Stock.

(1)	The information regarding security ownership of our Common Stock is as of March 31, 2000, except for the security ownership of Wanger Asset Management, L.P., which is derived from a Schedule 13G filed on February 11, 2000; FMR Corporation, which is derived from a Schedule 13G/A filed on February 14, 2000; J. & W. Seligman & Co. Incorporated, which is derived from a Schedule 13G filed on February 10, 2000; and Perkins, Wolf, McDonnell & Company, which is derived from a Schedule 13G filed on February 9, 2000. The percentage of class calculations are based on the number of shares of our Common Stock outstanding on March 31, 2000 (24,206,692 shares) plus, where appropriate, those shares subject to unexercised options which were exercisable on March 31, 2000, or within sixty days thereafter.

(2)	Includes 264,890 shares subject to unexercised options.

(3)	Includes 156,556 shares subject to unexercised options. In addition, the share total includes 10,000 shares held by Mr. Pakis as trustee of a trust for the benefit of Mr. Armstrong’s children. Mr. Pakis disclaims beneficial ownership of such shares.

(4)	Includes 8,333 shares subject to unexercised options.

(5)	Includes 22,311 shares subject to unexercised options.

(6)	Includes 8,333 shares subject to unexercised options.

(7)	Includes 1,563 shares subject to unexercised options.

(8)	Includes 59,749 shares subject to unexercised options.

(9)	Includes 22,568 shares subject to unexercised options.

(10)	Includes 33,217 shares subject to unexercised options.

(11)	Includes 87,022 shares subject to unexercised options. In addition, the share total includes 22,000 shares held by a trust for which Ms. Magnuson serves as Trustee. Ms. Magnuson disclaims beneficial ownership of such shares.

(12)	Includes 51,549 shares subject to unexercised options.

(13)	Includes 23,870 shares subject to unexercised options.

(14)	Includes an aggregate of 739,961 shares subject to unexercised options.

(15)	Wanger Asset Management, L.P. is an Illinois-based investment advisor whose address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(16)	FMR Corporation is a Massachusetts-based investment advisor whose address is 82 Devonshire Street, Boston, Massachusetts 02109-3614.

(17)	J. & W. Seligman & Co. Incorporated is a New York-base investment advisor whose address is 100 Park Avenue, New York, New York 10017.

(18)	Perkins, Wolf, McDonnell & Company is an Illinois-base investment advisor whose address in 53 W. Jackson Blvd., Suite 722, Chicago, Illinois 60604.

EXECUTIVE OFFICERS OF THE COMPANY

      The names, ages, positions, offices held and business experience of our executive officers as of March 31, 2000, are as follows:

Name	Age	Title

James D. Armstrong	49	Co-Chairman and Co-Chief Executive Officer

Kristen L. Magnuson	43	Senior Vice President and Chief Financial Officer

Hamish N. Brewer	37	Senior Vice President, Sales and Enterprise Systems

Peter J. Charness	45	Senior Vice President, Marketing and Chief Product Officer

Scott D. Hines	36	Senior Vice President, Technology

Gregory L. Morrison	52	Senior Vice President, Analytic Applications

David J. Tidmarsh	48	Senior Vice President, Client Services

      A description of the business backgrounds of Messrs. Armstrong and Pakis is included under the caption “Proposal 1 — Election of Directors.”

      Kristen L. Magnuson has served as our Senior Vice President and Chief Financial Officer since September 1997. Prior to that, Ms. Magnuson served as Vice President of Finance and Planning for Michaels Stores, Inc., a $1.4 billion publicly-held arts and craft retailer from 1990 to 1997, as Senior Vice President and Controller of MeraBank FSB, an $8 billion financial institution, from 1987 to 1990, and various positions including Audit Principal in the audit department of Ernst & Young from 1978 to 1987. Ms. Magnuson is a Certified Public Accountant and received a Bachelor of Business Administration degree in Accounting from the University of Washington.

      Hamish N. Brewer has served as our Senior Vice President, Sales and Enterprise Systems since January 2000. Mr. Brewer previously served as our Senior Vice President, Enterprise Systems during 1999, Senior Vice President, International during 1998, as Director of our European, Middle East and African operations from 1996 to 1997, and as a Marketing Representative from 1994 to 1996. Prior to that, Mr. Brewer served as a Retail Marketing Specialist with IBM from 1986 to 1994, and in various operational positions with a privately-held retail sales organization located in England. Mr. Brewer received a Bachelor of Science and a Bachelor of Commerce degree from the University of Birmingham in England.

      Peter J. Charness has served as our Senior Vice President, Marketing and Chief Product Officer since March 1999. Mr. Charness previously served as our Vice President of Marketing and Strategy for the JDA Arthur Division from 1998 to 1999. Prior to that, Mr. Charness served as Vice President and General Manager of the Retail Division of Comshare, Inc, a publicly-held software company, from 1996 to 1998, as Vice President, Professional Services of Mitech Computer Systems, Inc., a publicly-held software company, from

1995 to 1996, and in various management positions including Vice President Logistics and Technology of Dylex Ltd., a publicly-held Canadian retail sales company, from 1984 to 1995. Mr. Charness’ education includes a CEGEP Diploma from McGill University in Montreal, Quebec, a Bachelor of Arts degree from York University in Toronto, Ontario, and a Master of Business Administration degree from the University of Western Ontario.

      Scott D. Hines has served as our Senior Vice President, Technology since February 1999. Mr. Hines previously served as our Vice President of In-store Systems from 1997 to 1998, as Director of Store Systems Product Development from 1996 to 1997, and as Associate Director of Store Systems Product Development from 1993 to 1996. Prior to that, Mr. Hines served as Director of MIS for US Hosiery Corporation, a publicly-held retail sales company, from 1991 to 1993, and as President of DataWorks, Inc., a privately-held software development company, from 1987 to 1991. Mr. Hines attended Carnegie Mellon University and received a Bachelor of Science degree in Molecular Biology.

      Gregory L. Morrison has served as our Senior Vice President, Analytic Applications since February 1999. Mr. Morrison previously served as our Senior Vice President and Managing Director, JDA Arthur during 1998, as Vice President of Latin American Operations from 1996 to 1998, as Director of Latin American Operations from 1995 to 1996, and as Sales Manager, Latin America from 1994 to 1995. Prior to that, Mr. Morrison served as a Regional Manager with Retail Interact, a division of First Financial Management Corporation (now known as First Data Corporation), a publicly-held financial services provider, from 1992 to 1994, and various positions as a Certified Public Accountant in the audit department of KPMG Peat Marwick from 1974 to 1982. Mr. Morrison attended California State University — Northridge and received a Bachelor of Science degree in Business Administration — Accounting.

      David J. Tidmarsh has served as our Senior Vice President, Client Services since January 1999. Prior to that, Mr. Tidmarsh served as Vice President of Business Development with HNC Retek, a business unit of HNC Software Inc., a publicly-held software solutions provider, from 1997 to 1998, as Chief Information Officer and Vice President of Logistics with Wilsons The Leather Experts, a retail sales company, from 1993 to 1997, as Chief Operating Officer of Page-Com, a publicly-held direct mail marketer of communication equipment, and as Vice President of Merchandise Planning, Allocation and Logistics with Pier One Imports, a specialty retail company, from 1987 to 1992. Mr. Tidmarsh attended Marquette University and received a Bachelor of Arts degree in Philosophy.

EXECUTIVE COMPENSATION

      The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities during the fiscal years ended December 31, 1999, 1998 and 1997, for those persons who served as (i) chief executive officer during 1999; and (ii) the four most highly compensated executive officers as of December 31, 1999 other than the Chief Executive Officer (the “Named Executive Officers”).

Summary Compensation Table

		Annual			Long-Term
		Compensation			Compensation

		Salary	Bonus	Other Annual	Underlying Options	All Other
Name and Principal Position	Year	($)	($)	Compensation(1)	(#)(2)	Compensation($)

James D. Armstrong(3)	1999	365,000	0	0	600,000	1,913
Co-Chairman of the Board and	1998	100,000	0	0	18,750	1,735
Chief Executive Officer	1997	175,000	50,000	0	45,000	3,260

Frederick M. Pakis(4)	1999	254,583	0	0	400,000	1,823
Co-Chairman of the Board and	1998	100,000	0	0	18,750	1,195
Former Co-Chief Executive Officer	1997	175,000	50,000	0	45,000	2,766

Kristen L. Magnuson(5)	1999	200,000	54,658	0	90,000	1,637
Senior Vice President and	1998	187,500	78,750	0	45,000	1,728
Chief Financial Officer	1997	47,228	16,667	0	45,000	1,059

Hamish N. Brewer(6)	1999	200,000	180,000	0	50,000	1,524
Senior Vice President, Sales and	1998	203,819	100,000	70,334	46,222	89
Enterprise Systems	1997	154,537	457,593	0	30,000	7,145

Gregory L. Morrison(7)	1999	175,000	82,663	0	50,000	2,350
Senior Vice President	1998	150,000	109,359	0	47,383	2,506
Analytic Applications	1997	150,000	31,625	0	11,250	2,592

Scott Hines (8)	1999	175,000	75,000	0	0	1,522
Senior Vice President, Technology	1998	120,000	42,242	0	23,274	1,443
	1997	120,000	21,719	0	15,000	1,352

(1)	Unless otherwise noted, other annual compensation for the periods presented, including moving expenses and other perquisites, was less than 10% of the respective current or former executive officer’s total annual salary and bonus.

(2)	The amounts shown in this column represent stock options granted pursuant to our 1996 Stock Option Plan.

(3)	Mr. Armstrong served as Co-Chief Executive Officer with Mr. Pakis from January 1999 through July 1999. The amounts shown for all other compensation include contributions under our 401(k) plan in 1999, 1998 and 1997 of $1,200, $1,200 and $1,140, respectively, and group term life and other insurance premiums of $713, $535 and $2,120, respectively.

(4)	Mr. Pakis served as Co-Chief Executive Officer with Mr. Armstrong from January 1999 through July 1999 at an annualized salary of $365,000. Mr. Pakis resigned as Co-Chief Executive Officer effective August 1, 1999. Due to his change in responsibilities, we negotiated a new employment agreement with Mr. Pakis that provides for an annual salary of $100,000 and which stipulated the cancellation of 283,334 stock options that he had been granted during 1999. The amounts shown for all other compensation include contributions under our 401(k) plan in 1999, 1998 and 1997 of $1,200, $660 and $1,140, respectively, and group term life and other insurance premiums of $623, $535 and $1,626, respectively.

(5)	Ms. Magnuson became our Senior Vice President and Chief Financial Officer in September 1997. The amounts shown for all other compensation include contributions under our 401(k) plan in 1999, 1998 and 1997 of $1,200, $1,200 and $875, respectively, and group term life insurance premiums of $437, $528 and $184, respectively.

(6)	The amount shown for all other compensation in 1999 includes $1,200 in contributions under our 401(k) plan and $324 of group term life insurance premiums. The amount shown for other annual compensation 1998 represents relocation allowances and certain other reimbursements paid to Mr. Brewer in connection with his relocation to Phoenix, Arizona. The amounts shown for all other compensation in 1998 include group term life insurance premiums and in 1997 include automobile expenses that we paid directly on behalf of Mr. Brewer.

(7)	The amounts shown for all other compensation include contributions under our 401(k) plan in 1999, 1998, and 1997 of $1,200, $1,200, and $1,140, respectively, and group term life insurance premiums of $1,150, $1,306, and $1,452, respectively.

(8)	The amounts shown for all other compensation include contributions under our 401(k) plan in 1999, 1998, and 1997 of $1,200, $1,200, and $1,140, respectively, and group term life insurance premiums of $322, $243, and $212, respectively.

Employment and Change of Control Arrangements

      We entered into employment agreements with Mr. Armstrong and Mr. Pakis effective January 1, 1998. These agreements provide Messrs. Armstrong and Pakis with an annual base salary and a bonus potential. The agreements, which continue until terminated by either party upon giving of proper notice, are reviewed and adjusted annually by the Board of Directors or the Compensation Committee. Mr. Pakis resigned as Co-Chief Executive Officer effective August 1, 1999. Due to his change in responsibilities, we negotiated a new employment agreement with Mr. Pakis that provides for an annual salary of $100,000 and which stipulated the cancellation of 283,334 stock options that he had been granted during 1999. We granted Mr. Pakis a total of 400,000 stock options during 1999, 100,000 each on January 5, 1999 and March 4, 1999, and 200,000 on April 2, 1999. Under the terms of the new employment agreement, Mr. Pakis will be allowed to retain 58,333 vested options from each of the January 5, 1999 and March 4, 1999 grants. The remaining 41,667 unvested options under each of these grants, plus all 200,000 options granted on April 2, 1999 have been cancelled.

      We have amended certain stock options granted to the Named Executive Officers and other members of our senior executive management team under our 1995 and 1996 Stock Option Plans. The amended stock option agreements generally provide for accelerated vesting of the underlying stock options upon (i) a change of control, (ii) the non-assumption of the stock options upon a change of control, or (iii) upon termination of employment by us or the successor company within 18 months after a change of control. A change of control is deemed to have occurred upon (i) the sale or exchange of more than 50% of our voting stock, (ii) a merger or consolidation to which we are a party, (iii) the sale, exchange, or transfer of all or substantially all of our assets, or (iv) a liquidation or dissolution. All future stock options granted to the Named Executive Officers and other members of our senior executive management team will contain similar provisions.

      We have entered into indemnification agreements with each of our directors, Named Executive Officers and other members of our senior management team. These agreements require that we indemnify such individuals to the fullest extent permitted by Delaware law.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers, directors and beneficial holders of more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers. We are provided with copies of all such filings.

      Based solely upon our review of the forms that have been furnished, or the written representations from certain reporting persons that no Form 5 was required, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and beneficial holders of more than 10% of our Common Stock were complied with during the fiscal year ended December 31, 1999.

Certain Transactions

      We leased certain office space in Scottsdale, Arizona during 1999 from the Pakis-Armstrong Venture, an Arizona General Partnership, the general partners of which are Messrs. Armstrong and Pakis. The lease was terminated in April 1999 and less than $60,000 in rental payments were made thereunder during 1999. It is our understanding that all amounts paid to the Pakis-Armstrong Venture under this lease will be evenly distributed to Messrs. Armstrong and Pakis. We believe that the terms of the lease were at least as favorable as those that would have been obtained for a similar lease of a comparable property from unaffiliated third parties.

Compensation of Directors

      During 1999 our outside Directors received an annual retainer of $15,000 plus $1,000 for attendance at regular Board of Director meetings (including same-day committee meetings), $500 for participation in scheduled telephonic board or telephonic committee meetings, and reimbursement for reasonable out-of-pocket expenses. Mr. Gullard has been designated as the lead Outside Director for 2000 and will receive an additional annual retainer of $7,500 for serving in this capacity. Outside Directors also participate in our 1996 Outside Directors Stock Option Plan (“Directors Plan”). The Directors Plan provides for the automatic grant of non-qualified stock options to outside Directors to purchase 18,750 shares of our Common Stock on the date of his or her election, with annual grants of non-qualified stock options to purchase 6,000 shares of our Common Stock at each annual meeting of the stockholders after their initial election. The exercise price of the options is equal to the fair market value of our Common Stock on the date of grant. Generally, the stock options granted under the Directors Plan vest over three years and have a term of ten years.

      Directors who are also employees do not receive any additional compensation for their service on the Board of Directors.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning the grants of stock options pursuant to our 1996 Stock Option Plan during the fiscal year ended December 31, 1999 to the Named Executive Officers identified in the Summary Compensation Table. No SARs were granted during 1999.

					Potential Realizable
	Individual Grants in 1999(1)				Value at Assumed
					Annual Rates of Stock
	Number of	Percent of			Price Appreciation for
	Securities	Total Options	Exercise		Option Term(2)
	Underlying	Granted to	Price Per	Expiration
Name	Options Granted(#)	Employees	Share($/Sh)	Date	5%($)	10%($)

James D. Armstrong(3)	100,000	4.5%	$10.000	1/5/2009	$552,540	$1,472,161
	100,000	4.5%	$6.438	3/4/2009	$364,129	$961,128
	200,000	9.0%	$8.000	4/29/2009	$1,006,231	$2,549,988
	200,000	9.0%	$9.000	11/1/2009	$1,132,010	$2,868,736

Frederick M. Pakis(3)(4)	100,000	4.5%	$10.000	1/5/2009	$552,540	$1,472,161
	100,000	4.5%	$6.438	3/4/2009	$364,129	$961,128
	200,000	9.0%	$8.000	4/29/2009	$1,006,231	$2,549,988

Kristen L. Magnuson(3)	90,000	4.0%	$6.438	3/4/2009	$372,716	$865,015

Hamish N. Brewer(5)	50,000	2.2%	$6.438	3/4/2009	$182,064	$480,564

Gregory L. Morrison(5)	50,000	2.2%	$6.438	3/4/2009	$182,064	$480,564

(1)	Incentive and nonstatutory stock options are granted under our 1996 Stock Option Plan at prices not less than the fair market value of the Common Stock at the date of grant. The options generally become exercisable over a three-year period, commencing at the date of grant, and expire in ten years.

(2)	The 5% and 10% assumed compounded annual rates of stock price appreciation are in accordance with the potential gains and are net of exercise price, but before taxes associated with the exercise rules of the

Securities and Exchange Commission. These amounts and assumed rates of appreciation do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on future performance of the Common Stock and overall market conditions as well as the option holder’s continued employment throughout the vesting period. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level.

(3)	The stock options granted to Messrs. Armstrong and Pakis, and Ms. Magnuson contain accelerated vesting provisions in the event of a change of control.

(4)	Mr. Pakis resigned as Co-Chief Executive Officer effective August 1, 1999. Due to his change in responsibilities, we negotiated a new employment agreement with Mr. Pakis that provides for an annual salary of $100,000 and which stipulated the cancellation of 283,334 stock options that he had been granted during 1999. We granted Mr. Pakis a total of 400,000 stock options during 1999, 100,000 each on January 5, 1999 and March 4, 1999, and 200,000 on April 2, 1999. Under the terms of the new employment agreement, Mr. Pakis will be allowed to retain 58,333 vested options from each of the January 5, 1999 and March 4, 1999 grants. The remaining 41,667 unvested options under each of these grants, plus all 200,000 options granted on April 2, 1999 have been cancelled.

(5)	The stock options granted to Messrs. Brewer and Morrison were amended as of May 20, 1999 to provide for accelerated vesting in the event of a change of control.

AGGREGATE OPTION EXERCISES DURING FISCAL 1999

AND YEAR END OPTION VALUES

      The following table sets forth information concerning stock option exercises during the year ended December 31, 1999, and unexercised options held as of December 31, 1999, by the Named Executive Officers identified in the Summary Compensation Table.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options at
	Shares		Options at 12/31/99(#)		12/31/99($)(1)
	Acquired	Value
Name	On Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

James D. Armstrong	—	$—	212,286	451,464	$1,424,204	$3,250,724

Frederick M. Pakis(2)	—	$—	144,229	36,187	$881,562	$157,490

Kristen L. Magnuson	—	$—	42,652	137,348	$—	$858,285

Hamish N. Brewer	5,625	$71,953	33,120	84,381	$19,987	$488,128

Gregory L. Morrison	—	$—	26,248	80,939	$56,773	$481,064

Scott D. Hines	—	$—	28,903	28,598	$209,102	$191,409

(1)	Options are considered to be “in-the-money” if the fair market value of the underlying securities exceeds the exercise price of the options on the specified date. The amounts shown in these columns are based upon the difference between the closing price of the Common Stock on December 31, 1999 ($15.974), and the exercise price of the options.

(2)	Mr. Pakis resigned as Co-Chief Executive Officer effective August 1, 1999. Due to his change in responsibilities, we negotiated a new employment agreement with Mr. Pakis that provides for an annual salary of $100,000 and which stipulated the cancellation of 283,334 stock options that he had been granted during 1999. We granted Mr. Pakis a total of 400,000 stock options during 1999, 100,000 each on January 5, 1999 and March 4, 1999, and 200,000 on April 2, 1999. Under the terms of the new employment agreement, Mr. Pakis will be allowed to retain 58,333 vested options from each of the January 5, 1999 and March 4, 1999 grants. The remaining 41,667 unvested options under each of these grants, plus all 200,000 options granted on April 2, 1999 have been cancelled.

TEN-YEAR OPTION REPRICING

      The following table set forth information concerning adjustments made to the exercise price of stock options previously awarded certain of our Named Executive Officers under the 1996 Stock Option Plan during the last ten completed fiscal years:

		Number of
		Securities	Market Price of			Length of Original
		Underlying	Common Stock	Exercise Price		Option Term
		Options	at Time of	At Time of	New	Remaining at Date of
		Reprised or	Repricing or	Repricing or	Exercise	Repricing or
Name	Date	Amended (#)	Amendment ($)	Amendment ($)	Price ($)	Amendment

Scott D. Hines(1)	12/15/98	5,422	$8.875	$14.583	$8.875	8 years and 43 days
		7,500	$8.875	$22.417	$8.875	8 years and 220 days
		11,250	$8.875	$19.542	$8.875	9 years and 42 days
		11,250	$8.875	$26.959	$8.875	9 years and 204 days

(1)	We repriced certain outstanding stock options for eligible participants, excluding directors and executive officers, on December 15, 1998. Mr. Hines has served as our Senior Vice President, Technology since February 1999 and was not an executive officer at the time of the repricing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During the fiscal year ended December 31, 1999, two of our outside directors, Messrs. McConnell and Patton served on the Compensation Committee. In addition, Messrs. Gullard and Keiper each participated in one Compensation Committee meeting during 1999. There are no interlocks between our Compensation Committee and any other entities involving our Directors and executive officers who serve as executive officers of such entities.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

      The following Report of the Compensation Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

      During the fiscal year ended December 31, 1999, two of our outside directors, Messrs. McConnell and Patton served on the Compensation Committee. In addition, Messrs. Gullard and Keiper, the Company’s remaining non-management directors each participated in one Compensation Committee meeting during 1999. The Compensation Committee reviews and approves salary and bonus levels for executive officers and senior management and stock option grants.

Compensation Philosophy

      The Compensation Committee strives to align executive compensation with the value achieved by the executive team for our stockholders. Toward that goal, our compensation program emphasizes both short- and long-term incentives designed to attract, motivate, and retain highly qualified executives who will effectively manage our operations and maximize stockholder value. We use salary, executive officer bonuses and stock options to motivate executive officers to achieve our business objectives and to align the incentives of officers with the long-term interests of stockholders. The Compensation Committee reviews and evaluates each executive officer’s base and variable compensation annually relative to corporate performance and comparative market information. In setting total compensation, the Compensation Committee considers both individual and company-wide performance, as well as market information in the form of published survey data provided from time to time to the Compensation Committee by our human resources staff.

      In preparing the performance graph for this Proxy Statement, we selected the Nasdaq Stock Market-U.S. Index and certain Computer and Data Processing Stocks as our peer groups. The companies that we included in our stratified salary surveys provided to the Compensation Committee in 1998 are not necessarily those included in the indices, as we may not compete with such companies for executive talent.

      The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction to any publicly-held corporation for individual compensation exceeding $1 million in any taxable year paid to the Chief Executive Officer or any of the four other most highly compensated executive officers, unless compensation is performance-based. Since the targeted cash compensation of each of the Named Executive Officers is well below the $1 million threshold and we believe that any options granted under the Option Plan currently meet the requirement of being performance-based in accordance with the regulations under Section 162(m), the Compensation Committee believes that Section 162(m) will not reduce the tax deductions that would be available to us for executive compensation in 1999. Our policy is to qualify to the extent reasonable for executive officers’ compensation for deductibility under applicable tax laws.

Forms of Compensation

      Salary and Cash Incentive Compensation. We strive to offer executive officers salaries that are competitive with comparable companies in the technology sector generally and in the vertical market enterprise software and general software industries. In 1999, management and the Compensation Committee initially determined to make only limited adjustments to 1998 compensation levels and structure, which were based in part on the report of an outside compensation consultant. During the third quarter of 1999, management recommended that, in light of increased competition for the Company’s key executive talent, there be an increase in the base salaries and bonus opportunity for Senior Vice President-level personnel. In response to management’s recommendation, the Compensation Committee approved increase base salaries for such key employees, and implanted a performance-based bonus structure based on individualized objectives for each employee.

      For 1999 the Board established distributions to other executive officers under the executive bonus plan following completion of our fiscal year, based generally on our profitability targets.

      Stock Options. The Compensation Committee believes that equity ownership provides significant additional motivation to executive officers to maximize value for our stockholders, and therefore grants stock options under our 1996 Stock Option Plan at the commencement of an executive officer’s employment and, depending on that officer’s performance and the propriety, in the Committee’s judgment, of additional awards to retain key employees, periodically thereafter. Stock options are granted at the prevailing market price, generally vest over a periods of three to four years and will only have value if our stock price increases over the exercise price. Therefore, the Compensation Committee believes that stock options serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock price performance. As a result of the Compensation Committee’s philosophy of using equity compensation as a significant portion of an executive’s overall compensation, and in an attempt to attract, retain and motivate skilled personnel who are in demand, the Compensation Committee set equity compensation levels in 1999 that were somewhat above those of the peer group. In 1999, following consultation with the Compensation Committee, the Board granted stock options under the 1996 Stock Option Plan to the Named Executive Officers in the amounts as set forth in the table titled “Option Grants in Last Fiscal Year” under the Executive Compensation section of the Proxy Statement for the 2000 Annual Meeting of Stockholders.

      Other Compensation Plans. We adopted certain broad-based employee benefit plans in which executive officers have been permitted to participate. Our incremental costs to provide benefits to executive officers under these life and health insurance plans and retirement plans is less than 10% of the base salaries for executive officers for 1999. Benefits under the broad-based plans are not directly or indirectly tied our performance.

      Most of our employees were, subject to certain limitations, eligible to participate in our 1998 and 1999 Employee Stock Purchase Plans which allowed all eligible employees (including executive officers, but excluding those who beneficially own more than 5% of the outstanding Common Stock) to purchase shares of our Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the share on the first day or the last day of the applicable offering period of the plan. The Compensation Committee believes the stock purchase plans encourage broad-based equity ownership throughout our employee base, and thereby encourage alignment of employee incentive with stockholder interests.

Chief Executive Officer

      James D. Armstrong and Frederick M. Pakis served as Co-Chief Executive Officers from January 1999 through July 1999. Mr. Pakis resigned as Co-Chief Executive Officer effective August 1, 1999. During 1999, the salaries paid to Messrs. Armstrong and Pakis were based upon the agreements reached with each of them at the time they returned to full time operating roles with Company. The Compensation Committee believes the salary and stock option levels for Mr. Pakis and Mr. Armstrong are consistent with CEO compensation levels at the vertical market enterprise software companies and other software companies reviewed in the reports reviewed by the committee, and are particularly reasonable and fair to the Company’s stockholders in light of Mr. Armstrong’s and Mr. Pakis’s willingness to return to full time leadership of the Company during a difficult period in the Company’s operations and Financial performance.

1999 COMPENSATION COMMITTEE

Stephen A McConnell
Jock Patton

STOCK PRICE PERFORMANCE GRAPH

      The graph below compares the cumulative total return on our Common Stock with the Nasdaq Stock Market index (U.S. companies) and the cumulative total return of Nasdaq Computer and Data Processing Stocks (Peer Group) for the period from March 15, 1996, the date of our initial public offering, to December 31, 1999. The comparison assumes that $100 was invested on March 15, 1996 in our Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

Comparison of Cumulative Total Returns

Performance Graph for
JDA Software Group, Inc.

[JDA Software Line Graph]

	JDA Software Group, Inc.		Computer and Data
		Nasdaq Stock Market (US	Processing Stocks (Peer
		Companies)	Group)

3/15/96	100.00	100.00	100.00
12/31/96	219.22	117.53	148.94
12/31/97	269.22	144.01	316.18
12/31/98	111.78	202.92	366.96
12/31/99	188.94	366.60	507.99

      The information contained in the Stock Performance Graph shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent we specifically incorporate it by reference into such filing.

PROPOSAL 3

RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      We used Deloitte & Touche LLP as our principal independent public accounting firm during the fiscal year ended December 31, 1999. The Board of Directors has selected Deloitte & Touche LLP as its independent public accountants for fiscal 2000. A representative of Deloitte & Touche LLP will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if so desired.

STOCKHOLDER PROPOSALS

      Stockholder proposals may be submitted for inclusion in our 2001 proxy material after the 2000 Annual Meeting but no later than 5:00 p.m., Phoenix, Arizona time on December 15, 2000. Proposals must be in writing and sent via registered, certified, or express mail to: Secretary, JDA Software Group, Inc., 14400 North 87th Street, Scottsdale, Arizona 85260. Facsimile or other forms of electronic submissions will not be accepted.

TRANSACTION OF OTHER BUSINESS

      The Board of Directors does not know of or intend to present any matters at the 2000 Annual Meeting other than those described herein and does not presently know of any matters that will be presented by other parties. If however, any other matters properly come before the meeting, it is intended that the proxies in the accompanying form will be voted thereon in accordance with the judgment of the persons voting such proxies.

By Order of the Board of Directors,

/s/ Kristen L. Magnuson
Kristen L. Magnuson
Secretary

April 19, 2000

PROXY

JDA SOFTWARE GROUP, INC.

Proxy for Annual Meeting of Stockholders
Solicited by the Board of Directors

      The undersigned hereby appoints James D. Armstrong and Kristen L. Magnuson, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in JDA Software Group, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the JDA Software Group, Inc. World Headquarters, Scottsdale, Arizona on Thursday, May 25, 2000 at 10:00 a.m. Scottsdale, Arizona time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

      The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted FOR proposals 1 through 3.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

FOLD AND DETACH HERE

Please mark
your votes as [X]
indicated in
this example.

      A vote FOR the following proposals is recommended by the Board of Directors:

	FOR	WITHHELD			FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS	[ ]	[ ]	2.	Approve Amendment to the 1996 Stock Option Plan.	[ ]	[ ]	[ ]

Nominees: J. Michael Gullard

	FOR	WITHHELD			FOR	AGAINST	ABSTAIN

William C. Keiper	[ ]	[ ]	3.	Ratify appointment of independent public accountants.	[ ]	[ ]	[ ]

				Even if you are planning to attend the meeting in person, you are urged to sign and mail the Proxy in the return envelope so that your stock may be represented at the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW	[ ]

				Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand on record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their title. Please date the Proxy.

Signature(s)  ______________________________________________________  Date  ______________________

FOLD AND DETACH HERE